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                    ADDITIONAL EARNINGS PER SHARE INFORMATION

                      Kelly Services, Inc. and Subsidiaries



Details of the common shares used to compute earnings per share are as follows in thousands except per share items:

                                                        FISCAL YEAR ENDED
                                                -------------------------------
                                                Dec. 28,    Dec. 29,   Dec. 31,
                                                  1997        1996       1995
                                                --------    --------   --------
Weighted average shares outstanding              38,099       38,043     37,993

Adjustment for dilutive shares from stock
  options under the treasury stock method
    Shares assumed issued                           953          592        647

    Less - Shares assumed repurchased               861          502        583
                                                 -------    ---------   --------

      Additional shares assumed outstanding          92           90         64
                                                 -------    ---------   --------

Applicable shares as adjusted                    38,191       38,133     38,057
                                                ========    =========   ========


Net earnings                                    $80,780      $73,009    $69,491
                                                ========     ========   ========

Diluted earnings per common share                 $2.12        $1.91      $1.83
                                                  =====        =====      =====

Percent dilution of earnings per share              0.2%         0.2%       0.2%
                                                    ====         ====       ====

This calculation is submitted in accordance with Regulation S-K item 601(b)(11).

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